As filed with the Securities and Exchange Commission on May 10, 2017

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CENTURY COMMUNITIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	68-0521411
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

8390 East Crescent Parkway, Suite 650

Greenwood Village, Colorado 80111

(303) 770-8300

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Century Communities, Inc. 2017 Omnibus Incentive Plan

(Full title of the plan)

Dale Francescon

Chairman of the Board and Co-Chief Executive Officer

Century Communities, Inc.

8390 East Crescent Parkway, Suite 650

Greenwood Village, Colorado 80111

(303) 770-8300

(Name and address, including zip code, and telephone number, including area code, of agent for service)

Copies requested to:

Amy E. Culbert, Esq.

Fox Rothschild LLP

222 South Ninth Street, Suite 2000

Minneapolis, Minnesota 55402-3338

(612) 607-7287

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☒

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.01 par value per share(3)	850,000 shares	$26.78	$22,763,000	$2638.23
Common Stock, $0.01 par value per share(4)	575,984 shares	$26.78	$15,424,852	$1787.74
Common Stock, $0.01 par value per share(5)	690,182 shares	$26.78	$18,483,074	$2142.19
Total	2,116,166 shares	$26.78	$56,670,926	$6568.16

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers any additional shares of the registrant’s common stock that become issuable under the Century Communities, Inc. 2017 Omnibus Incentive Plan (the “2017 Plan”) by reason of any recapitalization, stock split, stock dividend or other similar transaction effected without receipt of consideration where the registrant’s outstanding shares of common stock are increased, converted or exchanged.
(2)	Estimated solely for the purpose of calculating the amount of the registration fee and calculated pursuant to Rule 457(c) and Rule 457(h) under the Securities Act on the basis of the average of the high and low sales prices of the registrant’s common stock, as reported by the New York Stock Exchange on May 8, 2017.
(3)	Represents shares of the registrant’s common stock available for issuance under the 2017 Plan.
(4)	Represents shares of the registrant’s common stock remaining available for issuance under the Century Communities, Inc. First Amended & Restated 2013 Long-Term Incentive Plan (the “2013 Plan”) and not subject to outstanding awards under the 2013 Plan as of the effective date of the 2017 Plan, which have become available for grant under the 2017 Plan. These shares were previously registered on a Registration Statement on Form S-8 (Registration Statement No. 197353). A post-effective amendment to the foregoing Registration Statement on Form S-8 is being filed contemporaneously with the filing of this Registration Statement on Form S-8 to deregister such shares.
(5)	Represents shares of the registrant’s common stock remaining available for issuance under the 2013 Plan and subject to outstanding awards as of the effective date of the 2017 Plan, which may become available for grant under the 2013 Plan if such awards are forfeited, cancelled, expire or otherwise terminate without the issuance of such shares.

EXPLANATORY NOTE

Century Communities, Inc. (the “Registrant” or the “Company”) has filed this Registration Statement on Form S-8 (this “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), to register (i) 850,000 shares of the Company’s common stock, $0.01 par value per share (“Common Stock”), issuable pursuant to awards under the Century Communities, Inc. 2017 Omnibus Incentive Plan (the “2017 Plan”); (ii) 575,984 shares of Common Stock remaining available for issuance under the Century Communities, Inc. First Amended & Restated 2013 Long-Term Incentive Plan (the “2013 Plan”) and not subject to outstanding awards under the 2013 Plan as of May 10, 2017, the effective date of the 2017 Plan (the “Effective Date”), which have become available for grant under the 2017 Plan; (iii) 690,182 shares of Common Stock subject to awards outstanding under the 2013 Plan as of Effective Date, but only to the extent such awards are forfeited, cancelled, expire, or otherwise terminate without the issuance of such shares of Common Stock after the Effective Date; and (iv) such indeterminate number of shares as may become available under the 2017 Plan as a result of the adjustment provisions thereof.

The 2017 Plan was approved by the Company’s Board of Directors on February 8, 2017 and was approved and adopted by the Company’s stockholders on May 10, 2017.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.

The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants in the 2017 Plan in accordance with Rule 428(b)(1) under the Securities Act. Such documents are not required to be and are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act, but constitute, along with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof, a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2.	Registrant Information and Employee Plan Annual Information.

The Company will furnish without charge to each person to whom the prospectus is delivered, upon the written or oral request of such person, a copy of any and all of the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference in such documents that are incorporated), and the other documents required to be delivered to eligible participants in the 2017 Plan pursuant to Rule 428(b) under the Securities Act. Those documents are incorporated by reference in the Section 10(a) prospectus. Requests should be directed to:

Century Communities, Inc.

8390 East Crescent Parkway, Suite 650

Greenwood Village, Colorado 80111

Attention: David Messenger, Chief Financial Officer

Tel: (303) 770-8300

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The Company hereby incorporates by reference into this Registration Statement the following documents which have been previously filed (not furnished) with the Commission:

(a)	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016 (File No. 001-36491);

(b)	The Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2017 (File No. 001-36491);

(c)	The Company’s Current Reports on Form 8-K filed on January 23, 2017 (Item 8.01), January 26, 2017, March 2, 2017, April 11, 2017 (Items 1.01, 5.03 and 8.01), April 13, 2017, May 8, 2017 and May 9, 2017 (File No. 001-36491); and

(d)	The description of the Common Stock contained in the Company’s registration statement on Form 8-A filed with the Commission pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendments or reports filed for the purpose of updating such description (File No. 001-36491).

In addition, all other documents filed (not furnished) by the Company pursuant to Section 13(a), Section 13(c), Section 14 or Section 15(d) of the Exchange Act on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered hereby have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated in this Registration Statement by reference and to be a part of this Registration Statement from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished to and not filed with the Commission in accordance with the rules of the Commission shall not be deemed incorporated by reference into this Registration Statement.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

General Corporation Law of the State of Delaware. Under Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”), a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding (i) if such person acted in good faith and in a manner that person reasonably believed to be in or not opposed to the best interests of the corporation and (ii) with respect to any criminal action or proceeding, if he or she had no reasonable cause to believe such conduct was unlawful. In actions brought by or in the right of the corporation, a corporation may indemnify such person against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner that person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which that person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnification for such expenses which the Court of Chancery or other such court shall deem proper. To the extent that such person has been successful on the merits or otherwise in defending any such action, suit or proceeding referred to above or any claim, issue or matter therein, he or she is entitled to indemnification for expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith. The indemnification and advancement of expenses provided for or granted pursuant to Section 145 of the DGCL is not exclusive of any other rights of indemnification or advancement of expenses to which those seeking indemnification or advancement of expenses may be entitled, and a corporation may purchase and maintain insurance against liabilities asserted against any former or current director, officer, employee or agent of the corporation, or a person who is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, whether or not the power to indemnify is provided by the statute.

Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for any breach of the director’s duty of loyalty to the corporation or its stockholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, or for any transaction from which the director derived an improper personal benefit. The Company’s Certificate of Incorporation, as amended (the “Charter”) provides for such limitation of liability.

The Company’s Charter and Bylaws. Each of Article EIGHTH of the Charter, and Article VI of the Company’s Bylaws, as amended (the “Bylaws”), provides that the Company shall indemnify and hold harmless, to the fullest extent permitted by the DGCL as it presently exists or may hereafter be amended, any person (“Covered Person”) who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (“proceeding”), by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Company or, while a director or officer of the Company, is or was serving at the request of the Company as a director, officer, employee or agent of another corporation or of a partnership, limited liability company, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such Covered Person. Notwithstanding the foregoing, subject to certain exceptions, the Company will be required to indemnify a Covered Person in connection with a proceeding (or part thereof) commenced by such Covered Person only if the commencement of such proceeding (or part thereof) by the Covered Person was authorized in the specific case by the Company’s board of directors. The Company may, by action of its board of directors, provide indemnification to such employees and agents of the Company to such extent and to such effect as the Company’s board of directors shall determine to be appropriate and authorized by Delaware law.

Indemnification Agreements. In addition to the provisions of the Charter and the Bylaws described above, the Company has entered into an indemnification agreement with each of its officers and directors. These agreements require the Company to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to the Company, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.

Insurance. The Company maintains standard policies of insurance that provide coverage (i) to its directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act and (ii) to the Company with respect to indemnification payments that the Company may make to such directors and officers.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The following exhibits are filed with or incorporated by reference into this Registration Statement:

Exhibit No.	Description

4.1	Certificate of Incorporation of Century Communities, Inc., as amended (Incorporated by reference herein from Exhibit 3.1 to the initial filing of the Registrant’s Registration Statement on Form S-1 previously filed with the Commission on May 5, 2014)

4.2	Bylaws of Century Communities, Inc. (Incorporated by reference herein from Exhibit 3.2 to the initial filing of the Registrant’s Registration Statement on Form S-1 previously filed with the Commission on May 5, 2014)

4.3	Amendment to the Bylaws of Century Communities, Inc., adopted and effective on April 10, 2017 (Incorporated by reference herein from Exhibit 3.1 to the filing of the Registrant’s Current Report on Form 8-K previously filed with the Commission on April 11, 2017)

4.4	Specimen Common Stock Certificate of Century Communities, Inc. (Incorporated by reference herein from Exhibit 4.1 to the initial filing of the Registrant’s Registration Statement on Form S-1 previously filed with the Commission on May 5, 2014)

5.1	Opinion of Fox Rothschild LLP regarding the validity of the shares of common stock being registered (Filed herewith)

23.1	Consent of Ernst & Young, LLP (Filed herewith)

23.2	Consent of Fox Rothschild LLP (Included within the opinion filed as Exhibit 5.1)

24.1	Power of Attorney (Included on signature page to this Registration Statement)

99.1	Century Communities, Inc. 2017 Omnibus Incentive Plan (Incorporated by reference herein from the Appendix to the Registrant’s Definitive Proxy Statement for its 2017 Annual Meeting of Stockholders previously filed with the Commission on March 29, 2017)

Item 9.	Undertakings.

(a) The Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) herein do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement;

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to the directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Greenwood Village, State of Colorado, on May 10, 2017.

CENTURY COMMUNITIES, INC.

By:	/s/ Dale Francescon
Dale Francescon
Chairman of the Board and Co-Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Dale Francescon, Robert J. Francescon and David L. Messenger, and each of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution for him in any and all capacities, to sign (i) any and all amendments (including post-effective amendments) to this Registration Statement and (ii) any registration statement or post-effective amendment thereto to be filed with the U.S. Securities and Exchange Commission pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Dale Francescon	Chairman of the Board and Co-Chief Executive Officer (Co-Principal Executive Officer)	May 10, 2017
Dale Francescon

/s/ Robert J. Francescon	Co-Chief Executive Officer, President and Director (Co-Principal Executive Officer)	May 10, 2017
Robert J. Francescon

/s/ David L. Messenger	Chief Financial Officer (Principal Financial Officer)	May 10, 2017
David L. Messenger

/s/ J. Scott Dixon	Principal Accounting Officer	May 10, 2017
J. Scott Dixon

/s/ James M. Lippman	Director	May 10, 2017
James M. Lippman

/s/ Keith R. Guericke	Director	May 10, 2017
Keith R. Guericke

/s/ John P. Box	Director	May 10, 2017
John P. Box

CENTURY COMMUNITIES, INC.

REGISTRATION STATEMENT ON FORM S-8

Exhibit Index

Exhibit No.	Description	Method of Filing

4.1	Certificate of Incorporation of Century Communities, Inc., as amended	Incorporated by reference herein from Exhibit 3.1 to the initial filing of the Registrant’s Registration Statement on Form S-1 previously filed with the Commission on May 5, 2014

4.2	Bylaws of Century Communities, Inc.	Incorporated by reference herein from Exhibit 3.2 to the initial filing of the Registrant’s Registration Statement on Form S-1 previously filed with the Commission on May 5, 2014

4.3	Amendment to the Bylaws of Century Communities, Inc., adopted and effective on April 10, 2017	Incorporated by reference herein from Exhibit 3.1 to the filing of the Registrant’s Current Report on Form 8-K previously filed with the Commission on April 11, 2017

4.4	Specimen Common Stock Certificate of Century Communities, Inc.	Incorporated by reference herein from Exhibit 4.1 to the initial filing of the Registrant’s Registration Statement on Form S-1 previously filed with the Commission on May 5, 2014

5.1	Opinion of Fox Rothschild LLP regarding the validity of the shares of common stock being registered	Filed herewith

23.1	Consent of Ernst & Young, LLP	Filed herewith

23.2	Consent of Fox Rothschild LLP	Included within the opinion filed as Exhibit 5.1

24.1	Power of Attorney	Included on signature page to this Registration Statement

99.1	Century Communities, Inc. 2017 Omnibus Incentive Plan	Incorporated by reference herein from the Appendix to the Registrant’s Definitive Proxy Statement for its 2017 Annual Meeting of Stockholders previously filed with the Commission on March 29, 2017